Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155867 on Form S-8 and Registration Statement Nos. 333-158270, 333-163902, 333-163903 and 333-178329 on Form S-3 of our reports dated February 16, 2012, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries and the effectiveness of Clearwire Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Seattle, Washington

March 15, 2012